Exhibit 10.73
CODE SECTION 409A AMENDMENT
TO
TENNECO INC. VALUE ADDED (“TAVA”)
INCENTIVE COMPENSATION PLAN
     WHEREAS, Tenneco Inc. (the “Company”) has established the Tenneco Inc. Value Added Incentive Compensation Plan (the “Plan”); and
     WHEREAS, amendment of the Plan for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder now is considered desirable;
     NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company and to the Compensation/Nominating/Governance Committee of the Company’s Board of Directors by Section 8 of the Plan and pursuant to the authority delegated to the undersigned officer of the Company, the Plan be and is amended, effective January 1, 2008, in the following particulars:
1.	By substituting the following for the definition of “Retirement” in Section 2:
“ ‘Retirement’ means the termination of the Participant’s employment with the Company or a Subsidiary after the Participant’s attainment of age 65 or, if earlier, attainment of age 55 and completion of 10 years of service with the Company and its Subsidiaries.”
2.	By deleting the last sentence Section 6(a) in its entirety and substituting the following:
“The Bonus Amount determined under this subsection (a) shall not be earned by the Participant until such time as the date on which it is paid, except that a Participant shall be fully vested in their Bonus Reserve Account, if any, upon the earlier to occur of such Participant’s (i) attainment of age 65, or (ii) attainment of age 55 and completion of 10 years of service with the Company and its Subsidiaries.”
3.	By adding the following new Section 9:
“SECTION 9. CODE SECTION 409A
     (a) Time and Form of Payment. The time and form of payment of the Participant’s Bonus Amount described in Section 6, if any, shall be made in accordance with such Section, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a ‘short-term deferral’ for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Participant is a ‘specified employee’ under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Participant’s death or the date that is six months and one day following the Participant’s termination of employment (the ‘Delay Period’). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(a) shall be paid to the Participant in a lump sum. For purposes of the Plan the terms ‘termination of employment’ and ‘terminate’ and variations thereof, as used in the Plan, are intended to mean a termination of employment that constitutes a ‘separation from service’ under Code Section 409A.
     (b) Prohibition on Acceleration of Payments. Except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder, the time or schedule of any payment or amount scheduled to be paid pursuant to the Plan may not be accelerated.
     (c) Code Section 409A. The Plan and the benefits provided hereunder are intended to comply with Code Section 409A and the guidance and Treasury regulations issued thereunder, to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.”
     IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer this 24th day of December, 2008.

Tenneco Inc.

By:	/s/ Richard P. Schneider

Its:	Senior Vice President - Global Administration